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                                                                                                                          EXHIBIT 11
                                                  CATSKILL FINANCIAL CORPORATION
                                             COMPUTATION OF NET INCOME PER COMMON SHARE
                                           (In thousands, except share and per share data)


                                                         Three Months Ended June 30,                 Nine Months Ended June 30,
                                                          1999                  1998                   1999                 1998
                                                      ------------          -----------          ------------          ------------
Net income per common share - basic

   Net income applicable to common shares             $      1,099          $       974          $      3,121          $      2,904

   Weighted average common shares outstanding            3,804,676            4,002,738             3,831,288             4,139,721

   Net income per common share - basic                $        .29          $       .24          $        .81          $        .70
                                                      ============          ===========          ============          ============

Net income per common share - diluted

   Net income applicable to common shares             $      1,099          $       974          $      3,121          $      2,904

   Weighted average common shares outstanding            3,804,676            4,002,738             3,831,288             4,139,721

   Dilutive common stock options (1)                        94,020              131,371                67,159               129,224
                                                      ------------          -----------          ------------          ------------
   Weighted average common shares including
        potential dilution                               3,898,696            4,134,109             3,898,447             4,268,945
                                                      ============          ===========          ============          ============
   Net income per common share - diluted              $        .28          $       .24          $        .80          $        .68
                                                      ============          ===========          ============          ============

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(1) Dilutive common stock options  (includes  granted,  but unvested  restricted stock under the Company's MRP plan and options granted, but unexercised, under its stock option plan) are based on the treasury stock method using average market price. The treasury stock method recognizes the use of assumed proceeds upon the exercise of options, and the amount of unearned compensation attributed to future services under the Company's restricted stock plan, including any tax benefits, to purchase the Company's common stock at the average market price during the period.